Exhibit 10.3

THE BRINK’S COMPANY
CHANGE IN CONTROL PLAN
Effective March 1, 2022,
as amended and restated effective July 16, 2025

    This is The Brink’s Company Change in Control Plan, as approved by the Committee, effective March 1, 2022, amended and restated by the Committee effective December 3, 2024, and further amended and restated by the Committee effective July 16, 2025, as provided herein. This Plan replaces individual change in control agreements, which the Company previously entered into with a select group of management or highly compensated employees and which terminated in February 2022. This Plan further provides for future eligibility for employees of the Company or Affiliated Companies who become Participants and sets forth the circumstances under which a Participant is eligible to receive Plan benefits, and, if so, how Plan benefits shall be calculated, paid and/or provided.

SECTION 1. Purpose of the Plan. The purpose of this Plan is to provide financial assistance to Participants whose Termination is described within the terms and conditions of this Plan. The benefits of this Plan are designed to provide financial protection in the event of a Change in Control in which Participants’ employment may be jeopardized. The Plan does not provide benefits to any employee whose employment with the Company or an Affiliated Company ends by voluntary resignation without Good Reason or for Cause or any other Termination not specifically described in this Plan.
SECTION 2.    Definitions. As used in this Plan, the following terms, when capitalized, have the meanings given below:
(a)“Accrued Obligations” means the sum of (1) the Participant’s Annual Base Salary through the Date of Termination, (2) any bonus or incentive compensation in respect of any performance period ended prior to the Date of Termination, (3) the Pro-Rata Bonus and (4) any accrued vacation pay, in each case to the extent not theretofore paid.

(b)“Act” means the Securities Exchange Act of 1934, as amended.

(c)“Affiliate” has the meaning ascribed thereto in Rule 12b-2 pursuant to the Securities Exchange Act of 1934, as amended.
(d)“Affiliated Company or Companies” means any company or companies controlled by, controlling or under common control with the Company.
(e)“Annual Base Salary” means the Participant’s annualized salary in effect immediately prior to the Operative Date.

(f)“Applicable Board” means the board of directors of the Company or, if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company.

(g)“Average Annual Bonus” means the average amount of the annual bonus earned by, and paid to, the Participant under The Brink’s Company Incentive Plan (or any substitute or successor plan) for the last three full calendar years preceding the Operative Date (for purposes of Section 4(b)(i)) and the Date of Termination (for purposes of Section 6). If the Participant has not been employed for the entirety of the last three full calendar years, the Average Annual Bonus shall be determined using the Participant’s target annual bonus amount for the year in which the Operative Date (for purposes of compensation under Section 4(b)(i)) and the Date of Termination (for purposes of Section 6) occurs for any (1) partial calendar year(s) of employment and (2) calendar year(s) that has not yet commenced.

(h)“Beneficial Owner” means the beneficial owner as defined in Rule 13d-3 under the Act.

(i)“Board” means the Board of Directors of the Company.

(j)“Cause” means (1) embezzlement, theft or misappropriation by the Participant of any property of the Company or an Affiliated Company, (2) the Participant’s willful breach of any fiduciary duty to the Company or an Affiliated Company, (3) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company or an Affiliated Company and its business or the policies of the Company or an Affiliated Company governing the conduct of its employees, (4) the Participant’s gross incompetence in the performance of the Participant’s job duties, (5) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (6) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care or (7) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company or an Affiliated Company.
For purposes of this Section 2(j), no act, or failure to act, on the part of the Participant shall be considered willful unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or an Affiliated Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or the Applicable Board or the advice of counsel for the Company or an Affiliated Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or an Affiliated Company.

Notwithstanding the foregoing, no Executive shall be deemed to have been terminated for Cause without (x) reasonable notice to the Executive setting forth the reasons for the Company’s or an Affiliated Company intention to terminate for Cause, (y) an opportunity for the Executive, together with his or her counsel, to be heard before the Applicable Board, and (z) delivery to the Executive of a Notice of Termination from the Applicable Board finding that in the good faith opinion of three-quarters (3/4) or more of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board), the Executive acted in a manner described in one or more of clauses (1) through (7) above, and specifying the particulars thereof in detail.
(k)“CEO” means the Chief Executive Officer of the Company.

(l)“Code” means the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder).

(m)“Committee” means the Compensation and Human Capital Committee of the Board.

(n)“Company” means The Brink’s Company, a Virginia corporation. The term Company also means any successor to the Company’s business or assets, which assumes this Plan as provided for in Section 11, or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law or otherwise.

(o)A “Change in Control” shall be deemed to occur (1) upon (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of all classes of the Company’s Common Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the Total Voting Power immediately prior to the consolidation or merger will have the same proportionate ownership of the Total Voting Power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company, (2) when any Person, other than the Company or an employee benefit plan or trust maintained by the Company, shall become the Beneficial Owner, directly or indirectly, of more than 20% of the Total Voting Power or (3) if at any time during a period of two consecutive years, the Incumbent Board shall cease for any reason to constitute at least a majority thereof; provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(p)“Date of Termination” means (1) if the Participant’s employment is terminated by the Company or an Affiliated Company for Cause or Incapacity or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein and otherwise consistent with this Plan, as the case may be, (2) if the Participant’s employment is terminated by the Company or an Affiliated Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company or an Affiliated Company notifies the Participant of such Termination, and (3) if the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant.

(q)“Effective Date” means March 1, 2022.

(r)“Eligible Employee” means each employee of the Company or an Affiliated Company who has been designated by the Company as a Participant in the Plan.

(s)“Employment Period” means the period commencing on the Operative Date and ending on the date that is:

(1)two years from the Operative Date for Executives; and
(2)one year from the Operative Date for Eligible Employees.

(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)“Excise Tax” means any excise tax imposed by Section 4999 of the Code.

(v)“Executive” means an Executive Officer, designated as such by the Board, or any other Eligible Employee who is deemed to participate at the “Executive” level in accordance with the definition of “Participant” below.

(w)“Good Reason” means any of the following events that is not cured by the Company or an Affiliated Company within 30 days after written notice thereof from the Participant to the Company, which written notice must be made within 90 days of the occurrence of the event:

(1)without the Participant’s express written consent, the assignment to the Participant of any duties materially inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) hereof, or
(2)any other action by the Company or an Affiliated Company which results in a material diminution in such position, authorities, duties or responsibilities; or
(3)without the Participant’s express written consent, the Company’s or an Affiliated Company’s requiring a change to Participant’s work location as set forth in Section 4(a)(1), which change increases the distance of the Participant’s commute from his principal residence at the time of such change; or
(4)any material breach of, or failure by the Company to comply with, the provisions of this Plan.

Notwithstanding the foregoing, Good Reason will cease to exist if the Participant has not Terminated within two years following the initial occurrence of the event constituting Good Reason.

(x)“Incapacity” means any physical or mental illness or disability of the Participant which continues for a period of six consecutive months or more and which at any time after such six-month period a physician selected by the Company or its insurers and reasonably acceptable to the Participant or the Participant’s legal representative determines renders the Participant incapable of performing his or her duties during the remainder of the Employment Period.

(y)“Incumbent Board” means the individuals who at the beginning of the applicable period constituted the Board.

(z)“Notice of Termination” means a written notice that (1) indicates the specific Termination provision in this Plan relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision so indicated, (3) in the case of Termination by the Company or an Affiliated Company for:

(1)Cause, if the Participant is an Executive, confirms that such Termination is pursuant to a resolution of the Applicable Board; or
(2)Incapacity, confirms that such Termination of a Participant follows a determination of a physician selected in accordance with Section 2(w).

If the Date of Termination is other than the date of receipt of such notice, the Participant’s Date of Termination shall be the date specified in the notice (which shall be not more than 30 days after the giving of such notice). The failure by the Participant or the Company or an Affiliated Company to set forth in the

Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Incapacity shall not serve to waive any right of the Participant or the Company or an Affiliated Company, respectively, hereunder or preclude the Participant or the Company or an Affiliated Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
(aa)    Operative Date” means the date on which a Change in Control shall have occurred.

(bb)     “Other Benefits” means the Company’s benefit plans, programs, policies, practices, contracts or agreements, subject to the terms thereof.

(cc)    “Participant” means each Eligible Employee and Executive who previously had a change in control agreement with the Company that terminated in February 2022 (other than the CEO as of such date, who in connection with the Company’s leadership transition, effective May 6, 2022, continues to have a change in control agreement that expires May 6, 2023), each future Executive effective as of the date the Board designates the individual as an Executive and each Eligible Employee. Notwithstanding the foregoing or anything to the contrary herein, effective December 3, 2024 (subject to Section 14 below in the case of existing Participants as of such date), each Executive Vice President of the Company who directly reports to the CEO (each such individual, a “CEO Direct Report”) shall (1) in the case of a CEO Direct Report who is a U.S. employee, (x) for so long as such individual remains a CEO Direct Report, participate in the Plan as an “Executive”-level Participant, and (y) on and following the date that such individual ceases to be a CEO Direct Report, participate in the Plan as a non-“Executive”-level Participant or at such lower participation level as may then be established by the CEO, or (2) in the case of a CEO Direct Report who is not a U.S. employee, except as otherwise determined by the Committee (in the case of employees whose compensation arrangements are within its purview) or the CEO (in the case of all other employees), in either case in their sole discretion, participate in the Plan as a non-“Executive”-level Participant or at such lower participation level as may then be established by the CEO, provided that any reduction in benefits below the non-“Executive”-level in place as of December 3, 2024 in respect of then-existing Participants shall be subject to Section 14 below.

(dd)    “Person” means a person as defined in Section 13(d) of the Act.

(ee)    “Plan” means The Brink’s Company Change in Control Plan.

(ff)    “Pro-Rata Bonus” means the product of (1) the Average Annual Bonus and (2) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365.

(gg)    “Protected Period” means the period beginning on the date that is six (6) months prior to the Operative Date and ending at the end of the Employment Period.

(hh)    “Restricted Period” means the period that begins upon a Participant’s Termination during the Protected Period and ends on the date which is one (1) year after Termination.

(ii)    “Restricted Territory” means those states or countries (1) in which the Participant was physically located at the time the Participant provided services in furtherance of the business interests of the Company or an Affiliated Company, (2) for which the Participant had supervisory responsibility (in whole or in part), if any, on behalf of the Company or an Affiliated Company, or (3) to which the Participant was assigned by the Company or an Affiliated Company. With regard to the United States, such Restricted Territory means the individual states in which Participant provided such services, was assigned by the Company or an Affiliated Company or had supervisory responsibility within twenty-four (24) months prior to the Participant’s Termination. Outside of the United States, such Restricted Territory means those countries in which Participant provided such services, was assigned by the Company or an Affiliated Company or had supervisory responsibility within twenty-four (24) months prior to the Participant’s Termination. In no event will the Restricted Territory include any state or country where the Company either does not provide or has ceased providing products and services.

(jj)    “Termination” means a cessation of Participant’s employment with the Company or an Affiliated Company.

(kk)    “Total Voting Power” means the total voting power in the election of directors of the Company of all classes of Common Stock outstanding (exclusive of shares held by the Company’s affiliates).
SECTION 3. Employment Period. The Company or an Affiliated Company hereby agrees to continue the Participant in its employ, subject to the terms and conditions of this Plan, for the Employment Period; provided, however, that, during the Employment Period, the Participant shall have the right to terminate his or her employment for any reason, or for no reason at all, whereupon the Employment Period shall terminate effective as of the date of such Termination.

SECTION 4.Terms of Employment
(a) Position and Duties.
(1)During the Employment Period: (A) the Participant’s position (including status, offices, titles, reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Operative Date, and (B) the Participant’s services shall be performed primarily at a location that is within 25 miles of the location at which the Participant was based on the Operative Date, and the Company shall not require the Participant to travel on Company business to a substantially greater extent than required immediately before the Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Participant’s responsibilities and which are consistent with the Participant’s primary work location hereunder.
(2)During the Employment Period, and excluding any periods of vacation and sick leave to which the Participant is entitled, the Participant agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Participant hereunder, to use the Participant’s reasonable best efforts to perform faithfully and efficiently such responsibilities. All such services as a Participant will be subject to the direction and control of the Eligible Employee’s manager, and, for each Executive, the CEO or of an appropriate senior official designated by the CEO (or, in the event of the CEO’s incapacity without such a designation, the Board).
(b) Compensation.

(1)Salary and Bonus. During the Employment Period the Participant will receive compensation at an annual rate equal to the sum of (A) a salary not less than the Participant’s Annual Base Salary, plus (B) a bonus not less than the Participant’s Average Annual Bonus.
(2)Incentive and Savings Plans. During the Employment Period, the Participant will be entitled to (A) continue to participate in all incentive and savings plans and programs generally applicable to similarly situated executives of the Company or (B) participate in incentive and savings plans and programs of a successor to the Company which have benefits that are not less favorable to the Participant than the benefits available to the Participant under the incentive and savings plans and programs in which the Participant was eligible to participate immediately prior to the Operative Date.
(3)Welfare Benefit Plans. During the Employment Period, the Participant and/or the Participant’s family or beneficiary, as the case may be, shall be eligible to (A) participate in and shall receive all benefits under welfare benefit plans and programs generally applicable to similarly situated executives of the Company or (B) participate in welfare benefit plans and programs of a successor to the Company which have benefits that are not less favorable to the Participant than the benefits available to the Participant under the welfare benefit plans and programs in which the Participant was eligible to participate immediately prior to the Operative Date.
(4)Business Expenses. During the Employment Period the Company shall, in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Participant for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Participant in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.
(5)Vacations. The Participant shall be entitled to periods of vacation not less than those to which the Participant was entitled immediately prior to the Operative Date.

SECTION 5. Termination of Employment
(a) Death. The Participant’s employment shall terminate automatically upon the Participant’s death during the Protected Period.
(b) Cause or Incapacity. The Company may terminate the Participant’s employment for Cause or Incapacity during the Protected Period.
(c) Good Reason. The Participant may terminate his or her employment for Good Reason during the Protected Period.
(d) Notice of Termination. Any Termination by the Company for Cause or Incapacity, or by the Participant for Good Reason during the Protected Period, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13 of this Plan.
SECTION 6. Obligations of the Company Upon Termination
(a) Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If, during the Protected Period, the Company shall terminate the Participant’s employment other than for Cause or Incapacity or the Participant shall terminate his or her employment for Good Reason:
(1)the Company shall pay to the Participant in a lump sum in cash within 60 days after the Date of Termination the aggregate of the following amounts: (A) Accrued Obligations; and (B) the amount equal to:
(i)for the CEO, the product of (a) three and (b) the sum of (x) the CEO’s currently effective Annual Base Salary and (y) his or her Average Annual Bonus;

(ii)for Executives other than the CEO, the product of (a) two and (b) the sum of (x) the Participant’s currently effective Annual Base Salary and (y) his or her Average Annual Bonus; and
(iii)for Eligible Employees, the Eligible Employee’s Annual Base Salary; and
(2)in the event the Participant elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of Code then until the earlier of: (A) for the CEO, the twenty-four-month anniversary of the Date of Termination, (B) for Executives other than the CEO, the eighteen-month anniversary of the Date of Termination; and (C) for Eligible Employees, the end of the Employment Period; and such time as the Participant becomes eligible to receive medical benefits under another employer-provided plan, the Company shall reimburse the Participant for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid in respect of such coverage had the Participant’s employment continued during such period; and
(3)the Company shall, at its sole expense as incurred, provide the Participant with reasonable outplacement services for a period of up to one year from the Date of Termination. Executives shall have discretion to select the provider and scope of outplacement services. The Company shall select the provider and scope of outplacement services for Eligible Employees; and
(4)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any Other Benefits.

For the avoidance of doubt, the payments and benefits described in this Section 6(a) shall be contingent upon the successful closing of a Change in Control and such payments and benefits shall not commence prior to the Operative Date for such Change in Control and any such payments or benefits that are deferred pursuant to this provision shall be payable in a lump sum on or within 30 days following such Operative Date.

(b)Death or Incapacity. If the Participant’s employment is terminated by reason of the Participant’s death or Incapacity during the Protected Period, the Participant’s eligibility under this Plan shall terminate without further obligations to the Participant’s legal representatives under this Plan, other than for (1) timely payment of Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination and (2) provision by the Company of death benefits or disability benefits for Termination due to death or Incapacity, respectively, in accordance with Other Benefits in effect at the Operative Date or, if more favorable to the Participant, at the Participant’s Date of Termination.

(c)Cause; Other than for Good Reason. If the Participant’s employment shall be terminated for Cause during the Protected Period, the

Participant’s eligibility under this Plan shall terminate without further obligations to the Participant under this Plan, other than timely payment to the Participant of (1) the Participant’s currently effective Annual Base Salary through the Date of Termination in a lump sum in cash within 30 days after the Date of Termination and (2) Other Benefits, in each case to the extent theretofore unpaid. If the Participant voluntarily terminates employment during the Protected Period, excluding a Termination for Good Reason, the Participant’s eligibility under this Plan shall terminate without further obligations to the Participant under this Plan, other than for the timely payment of Accrued Obligations (other than a Pro-Rata Bonus) in a lump sum in cash within 30 days after the Date of Termination, and Other Benefits.

(d)Limitations on Payments Under Certain Circumstances. In the event that an accounting firm designated by the Company prior to a Change in Control determines that the aggregate amount of the payments and benefits that, but for this Section 6(d), would be payable to the Participant under this Plan or any other plan, policy or arrangement of the Company, exceeds the greatest amount of payments and benefits that could be paid or provided to the Participant without giving rise to any liability for any Excise Tax, then the aggregate amount of such payments and benefits payable or to be provided to the Participant shall not exceed the amount that produces the greatest after-tax benefit to the Participant after taking into account any Excise Tax and other taxes to be payable by the Executive. Any reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing benefits payable pursuant to Section 6(a)(i)(B) and then (2) by reducing amounts payable pursuant to Section 6(a)(2).

(e)Noncompetition. In the event a Participant breaches any provision of this Section 6(e), Participant’s entitlement to any payments payable pursuant to Section 6 of this Plan, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach, with the Participant having the obligation to repay to the Company any payments that were paid to the Participant during the period of the breach, provided that the non-compete under this Section 6(e) remains in effect. The Participants consist of a select group of management or highly compensated employees who, during the course of Participant’s employment with the Company,
(1)have had and/or will have access to and become familiar with various confidential and proprietary information of the Company and/or relating to the business of the Company , whether marked confidential or not (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including Participants’ skills, knowledge, capabilities, performance, compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company which is made available only to employees of the Company with a need to know or which is not generally made available to the public;
(2)have and/or will become familiar with and involved in all aspects of the business and operations of the Company, as well as with confidential information of or about third parties having business dealings with the Company, including without limitation customers and prospective customers, suppliers, business partners and affiliates of the Company; and
(3)provide services that have been and shall continue to be of special, unique and extraordinary value to the Company.
Therefore, in exchange for the Plan benefits provided herein to the Participant, upon Termination during the Protected Period and through the end of the Restricted Period, without the express written consent of an Eligible Employee’s manager, or, for an Executive, the CEO (or, for the CEO, the Board):

(i)Participant will not (except for services performed for or on behalf of the Company), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity that, within the Restricted Territory, provides or provided products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by the Company at the time of or at any time during the twenty-four (24) months prior to the Participant’s Termination, in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to Participant or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by Participant.
(ii)Notwithstanding any provision hereof to the contrary, this Section 6(e) does not restrict Participants’ right to (a) provide services without remuneration to a not-for-profit entity; or (b) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Act, provided that Participant’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and such acquisition does not violate the Company’s code of ethics or any other policy of the Company (including any policy related to inside information), any applicable securities law or any applicable standstill or other similar contractual obligation of the Company.
(iii)Notwithstanding the foregoing, the restrictions set forth in Section 6(e) shall not apply to an Executive’s post-Termination employment or activities if (a) Executive requests a waiver and receives the prior express written and informed consent of the Board or the CEO, subject to such limitations and restrictions as the Board or CEO may impose in its or his or her sole discretion, or (b) if Executive executes a waiver, in the form attached hereto as Exhibit A (the “Waiver”), of all rights to receive payments of compensation pursuant to this Plan and delivers such signed Waiver within 10 days following the Executive’s Termination. Such Waiver shall not, however, extinguish, avoid or in any way limit Executive’s other obligations under the Plan. Except as to employment permitted in this Section 6(e), before Executive accepts employment with any other person or entity while any restriction under Section 6(e) is in effect, Executive will provide the prospective employer with written notice of the provisions of Section 6(e) only (and not the full Plan) and will deliver a copy of the notice to the Company.
SECTION 7. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any Other Benefits and for which the Participant may qualify, nor, subject to Section 6(d), shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company an Affiliated Company. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any Other Benefits at or subsequent to the Date of Termination shall be payable in accordance with such Other Benefits except as explicitly modified by this Plan.
SECTION 8. No Mitigation. If the Participant has a Termination during the Protected Period for any reason, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable Participant hereunder. Furthermore, except as provided in Section 6(d), the amount of any payment or benefit provided hereunder shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
SECTION 9. Full Settlement. Any benefits paid under this Plan shall be deemed to constitute the settlement of any claims the Participant might otherwise be entitled to assert against the Company or a Company Affiliate by reason of the

Termination for any reason during the Protected Period. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced, except as explicitly provided in Section 6(d), whether or not the Participant obtains other employment.
SECTION 10. Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which an Executive may reasonably incur prior to the tenth anniversary of the end of the Employment Period as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof.
SECTION 11. Successors; Binding Agreement.
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, no such express agreement shall be necessary in the event such successor assumes or would assume this Plan by operation of law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a violation of this Plan and entitle the Participant to compensation from the Company in the same amount and on the same terms as the Participant would be entitled to hereunder had the Company terminated the Participant for reason other than Cause or Incapacity on the succession date.
(b) This Plan shall be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 12. Non-assignability. The Participant’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Participant contrary to this Section 12, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 13. Notices. For the purpose of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
    If to the Participant:         Address on file with the Company

    If to the Company:        The Brink’s Company
        1801 Bayberry Court, Suite 400
        P.O. Box 18100
        Richmond, VA 23226
        Attention of Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 14. Administration, Amendment and Termination. The Committee, or its delegate, is responsible for administering this Plan and making any interpretation of Plan terms or determination of Plan benefits. The Committee has the right to amend or terminate this Plan at any time, in whole or in part, with respect to any Participant who has not experienced a Termination as of the effective date of such amendment or termination. Notwithstanding the foregoing, any termination of this Plan, and amendment of this Plan that reduces in any manner the Plan benefits which are provided to any Participant upon a Termination, or in any manner narrows the conditions under which a Termination will be determined to have occurred, or in any other manner that reduces the protections provided to Participants hereunder, shall not be effective until at least 12 months following approval by the Committee without written approval of each affected Participant, provided that, effective December 3, 2024 (subject to the foregoing terms in this Section 14 in the case of existing Participants as of such date), this period is reduced from 12 months to 6 months.
SECTION 15. Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.
SECTION 16. Section 409A. The provisions of this Section 16 shall apply notwithstanding any provision in this Plan to the contrary.
(a) Intent to Comply with Section 409A. It is intended that the provisions of this Plan comply with, or be exempt from, Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. For the purpose of compliance with Section 409A of the Code, the Date of Termination shall be the date that qualifies as a “separation from service” (as that term is defined under Section 409A of the Code) of the Participant.

(b) No alienation, set-offs, etc. Neither the Participant nor any creditor or beneficiary of the Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan or under any Other Benefits to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of the Participant under any Company Plan may not be reduced by, or offset against, any amount owing by the Participant to the Company (or an affiliate, as applicable).
(c) Six-Month Delay of Certain Payments. If, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (1) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (2) the Company shall make a good faith determination that an amount payable under any Company Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
(d) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made as soon as practicable, but no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e) Amendment of Deferred Compensation Plans. Notwithstanding any provision of any Other Benefits to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Other Benefits as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.

SECTION 17. Claims. If a Participant believes that any benefit under the Plan to which he or she is entitled has not been provided in accordance with the terms of the Plan, the Participant or his or her authorized representative may submit a claim to the Committee in writing at the address provided in Section 13, along with any information or documentation needed to process the claim. Exhaustion of the claim and review procedures of this Section 17 is a prerequisite to the filing of any suit, action or proceeding in any court of law to the fullest extent permitted under ERISA or other applicable law.
(a)    Initial Claim. The Committee will respond to an initial claim request by written notice within 90 days after it receives the request and any such information and documentation. If the Committee denies the claim, in whole or in part, it will give written notice of the decision to the claimant (which term includes the claimant's authorized representative) that sets forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the denial is based, (iii) any additional information or documentation the claimant may need to perfect the claim, along with an explanation of why the additional information or documentation is needed, and (iv) the procedure and timeframe for further review of the claim, including a statement regarding the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination upon review.
(b)    Request for Review of Claim Denial. The claimant shall have the right to make a request in writing to the Committee to review any initial claim denial within 60 days after receiving the notice of the denial. The claimant has the right, upon written request, to review or receive copies, free of charge, of any documents, records or other information relevant to the claimant's denied claim, and may submit written comments, documents, records and other information in connection with the request for review (even if not submitted with the initial claim). The Committee will respond to the request for review by written notice within 60 days after receiving the request. If the Committee continues to deny the claim, in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for the denial, (ii) a specific reference to the pertinent Plan provision(s) on which the decision is based, (iii) a statement that the claimant has the right, upon written request, to review or receive copies, free of charge, any documents, records or other information relevant to the claimant's denied claim, and (iv) a statement regarding the claimant's right to bring a civil action under Section 502(a) of ERISA.
(c)    Limitation on Civil Action. No claim to seek benefits under the Plan shall be permitted unless it is initiated within 365 days following the date a Participant would first be entitled to a payment or benefit under the terms of the Plan. Further, Participants must follow the procedures described in this Section 17, including exhausting their rights to request review of a claim denial, before initiating a civil action under Section 502(a) of ERISA. Any suit or legal action initiated by a Participant for benefits under the Plan must be brought by the Participant no later than 180 days following a final decision on the request for review of the claim denial. In no case may a suit or legal action be brought if the initial claim for benefits was not made within the time period prescribed in Section 17(a) or the request for review of the claim denial was not made within the time period prescribed in Section 17(b).
(d)    ERISA Compliance. The claims procedures of this Section 17 shall be construed and interpreted in a manner consistent with the applicable provisions of Section 503 of ERISA.
SECTION 18. General Provisions.

(a) Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.
(b) ERISA and Plan Administration. This Plan shall be considered to be an unfunded top-hat plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and (2) it shall be administered in a manner which complies with those provisions of ERISA applicable to top-hat plans. The Plan shall be administered by the Committee, whose actions and determinations in such capacity shall be final, conclusive and binding upon all persons. The Committee may employ attorneys, consultants, accountants, agents and other individuals to assist in administration of the Plan, and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. The Committee shall have full authority to interpret the terms and the intent of the Plan and to adopt such rules, regulations, forms, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may delegate administrative authority of the Plan (other than the designation of Eligible Employees), in whole or in part, to one or more officers or employees of the Company.
(c) Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any Other Benefits. Benefits received under this Plan shall not be counted as wages or compensation for any retirement benefits of the Company.
(d) Inability to Locate Payee. If the Plan Committee is unable to make payments to any Participant or any other person to whom a payment may be due under the Plan in the discretion of the Plan Committee, any obligation the Company may have had under this Plan shall cease 12 months after the Participant’s Termination.
(e) Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
(f) Withholding. The Company may withhold from any benefits payable under this Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(g) Captions. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

Exhibit A

EXECUTIVE WAIVER OF PAYMENTS AND
ELECTION TO TERMINATE NON-COMPETE AGREEMENT

RECITALS

    I, ___________________ [INSERT NAME] (hereinafter “Executive”), having terminated my employment with The Brink’s Company (“Company”) pursuant to Section 5 of the Change In Control Plan, acknowledge that:

a.I am entitled to receive substantial payments in exchange for a covenant not to compete with the Company as set forth in Section 6(e) of the Plan;

b.I understand that I may elect, within the time period specified in Section 6(e) of the Plan, to opt out of Section 6(e) the Plan and not to be bound by, or receive payments under, the Plan and I agree that the Company has the sole right to determine compliance with Section 6(e) in the exercise of its reasonable discretion;

c.I have been afforded a full and fair opportunity to review the Plan and I have had an opportunity to consult with counsel of my own choosing, at my election; and

d.I understand the terms of the Plan.

Election and Waiver of Rights

    HAVING CONSIDERED THIS MATTER FULLY, I HEREBY ELECT TO TERMINATE THE NON-COMPETE OBLIGATION UNDER THE PLAN AND I WAIVE AND RELEASE ALL RIGHTS AND CLAIMS OF ANY KIND OR NATURE RELATING TO THE PLAN, INCLUDING ALL CLAIMS RELATING IN ANY WAY TO PAYMENTS OF COMPENSATION UNDER THE PLAN AND ALL CLAIMS RELATING IN ANY WAY TO THE PLAN.

    I UNDERSTAND THAT THIS ELECTION IS FINAL AND BINDING UPON ME, AND UPON MY SUCCESSORS, HEIRS, ATTORNEYS AND ASSIGNS.

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    IN WITNESS WHEREOF, I HAVE EXECUTED THIS WAIVER OF PAYMENTS AND ELECTION TO TERMINATE THE NON-COMPETE AGREEMENT.

Executive:

_____________________________

Date: ________________________

Notice Address:
____________________________
____________________________
____________________________

Reviewed, agreed and accepted by:

THE BRINK’S COMPANY
By:

Name: _____________________

Title: ______________________

                            Date: ______________________
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